Exhibit 10.42

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Amendment”) is dated as of June 13, 2013, and is made by and between The Bubble Real Estate Company, LLC, a California limited liability company (“Lessor”) and Capricor, Inc., a Delaware corporation (“Lessee”), with reference to the following facts and circumstances:

A. Lessor and Lessee executed that certain Lease Agreement dated March 29, 2012 (the “Lease”), for the premises located at 8840 Wilshire Boulevard, 3rd Floor, Beverly Hills, California 90211 (the “Original Premises”) as described on Exhibit A thereto.

B. Lessor and Lessee have agreed to extend the term of the Lease, redefine the Leased Premises, and make additional modifications as provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1.	LEASED PREMISES. Article 1 of the Lease is hereby replaced with the following:

a.	Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor the office suite consisting of approximately […***…] rentable square feet located at 8840 Wilshire Boulevard, 2nd Floor, Beverly Hills, California 90211 as described below and on the floor plan attached hereto as Exhibit C. All references in the Lease and this Amendment to the “Premises” shall refer to the Premises described on said Exhibit C. Included in the Lease shall be such furniture and furnishings located within the Premises which are more particularly identified on Exhibit D, attached hereto (the “Furnishings”). All references in the Lease and this Amendment to the “Furnishings” shall refer to the Furnishings described on said Exhibit D. In addition to the exclusive use of the Premises and the Furnishings, Lessee shall have the non-exclusive right in common with Lessor’s other lessees to use all common areas and facilities available on the second floor of the building in which the Premises are located, all common areas servicing the building and the conference room located on the 3rd Floor of the building. Except as otherwise set forth herein or agreed to in writing, Lessee takes the Premises and the Furnishings in an “as is” condition.

i.	Office #254
ii.	Office #255
iii.	Office #256
iv.	Office #257
v.	Office #258
vi.	Office #259
vii.	Office #260
viii.	Office #261
ix.	Office #263

1	*Confidential Treatment Requested

x.	Office #264
xi.	Office #265
xii.	Office #266
xiii.	Office #267
xiv.	Office #269

2.	TERM: Article 2 of the Lease is hereby replaced with the following:

a.	2.1 Term: Except as it may be modified by the applicable provisions of this Lease, the term of this Lease shall commence on July 1, 2013 (the “Commencement Date”) and shall continue for twenty-four (24) months.

b. 2.2	Option to Extend Lease Term:

(a) Lessee is hereby granted and shall, if not then in default under this Lease, have an option to extend the term of this Lease for an additional twelve (12) months (the “Extended Term”) on the same terms, covenants, and conditions contained in this Lease, except that the rent to be paid by Lessee to Lessor shall be as identified in paragraph 3.2.

(b) This option shall be exercised only by Lessee delivering to Lessor no less than ninety (90) days before the expiration of the Term of this Lease written notice of Lessee’s election to exercise the option to extend the Term of this Lease as provided in this section. This written notice shall be deemed effective on personal delivery to Lessor.

3.	Rent. Article 3.1 and Article 3.2 of the Lease is hereby replaced with the following:

a. 3.1	During Term: Commencing on the Commencement Date, Lessee agrees to pay Lessor as rent for the Premises and the Furnishings (as identified in paragraph 1 of the Lease and on the attached Exhibit C and Exhibit D, respectively, the sum of $16,620 per month, for months 1-12 of the Term and $17,285 for months 13-24 payable at the beginning of each month (“Monthly Rent”). Lessee’s first payment shall include one month’s full rent plus $7,640, which amount shall increase Lessee’s existing security deposit so as to equal $16,620. Should the Commencement Date occur on a day other than the first day of a calendar month, Lessee shall be liable for the payment of the Monthly Rent and any additional charges due for said partial month on a prorated basis based upon a thirty (30) day month.

b. 3.2	During Extended Term: If Lessee exercises the option to extend the term of this Lease, Lessee agrees to pay Lessor as Monthly Rent for the Premises, the sum of $17,976 commencing at the commencement of the extended Term

4.	Parking: Lessee shall be entitled to a single reserved parking space at no additional charge.

2

5.	Improvements: Lessor shall provide the following improvements prior to the Commencement Date:
•	replace all carpet within the Leased Premises and the common areas within the Premises;
•	paint the Premises and all areas in the suite in which the Premises are located, as necessary;
•	construct a half-wall separating offices 269 and 267 from offices 268 and 270;
•	replace the window treatments in office 254 with window treatments reasonably acceptable to tenant;
•	repair the wood on the desks and tops surrounding the desk areas (or install new desktops) as may be agreed to by the parties.

6.	Reaffirmation. As modified hereby, the Lease is reaffirmed and ratified by the parties in its entirety.

LESSOR	LESSEE

The Bubble Real Estate Company, LLC,	Capricor, Inc.,
a California limited liability company	a Delaware corporation

By /s/ Bill Sheinberg_____________	By	/s/ Linda Marban____________

Name: __Bill Sheinberg	Name:	__Linda Marban

Title:__Member	Title:___	CEO

3